Exhibit 99.1


                              FOR IMMEDIATE RELEASE

     Balchem Corporation Announces Stock Split and Increase in Cash Dividend

New Hampton, New York. December 12, 2006. Ba1chem Corporation (Amex: BCP) today announced that its Board of Directors has voted to approve a 3-for-2 stock split, to be effected in the form of a stock dividend, and also a cash dividend of $0.09 per share. For purposes of the cash dividend, the number of outstanding shares of Common Stock to which it will apply will give effect to the stock dividend. Both dividends will be payable on January 19, 2007 to stockholders of record as of December 29, 2006.

Pursuant to the stock dividend, a stockholder will receive for each two shares of Balchem Common Stock held of record on December 29, 2006, one additional share of Common Stock. Stockholders will also receive $0.09 per share of Common Stock on a post stock split basis. Stockholders entitled to fractional shares resulting from the stock dividend will receive cash in lieu of such fractional shares based upon the closing price of Balchem's Common Stock on the record date. The stock split to be effected by means of the stock dividend will increase the number of Common Shares outstanding from approximately 11,767,000 to 17,650,500 shares.

Dino A. Rossi, President and CEO of Balchem, stated: "This action by the Board of Directors recognizes the company's quality financial performance and the Board's confidence in the management to continue delivering positive results. The cash dividend represents an increase of 50 percent over last year's dividend and allows us to reward our current shareholders while ensuring access to the capital necessary to fund our growth efforts. The stock dividend will improve the opportunity to add liquidity and appeal for our stock, providing enhanced value to Balchem shareholders."

Brokers should instruct Balchem's transfer agent by January 12, 2007 as to their requirements for full shares or cash with respect to stock registered in their names as nominees.

Forward Looking Statements:
This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2005. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update any outlook or other forward-looking statements as of any future date.

About Balchem:
Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical, human and animal nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Contact:     Karin McCaffery, Executive Administration Manager
             Telephone:  845-326-5635
             e-mail:  kmccaffery@balchemcorp.com